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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this registration statement of Universal Compression Holdings, Inc. on Form S-8 of our report dated April 2, 1999, with respect to the consolidated balance sheets of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the period January 1, 1999 through February 2, 1999 and the years ended December 31, 1998 and 1997, which report is included in the definitive Proxy Statement on Schedule 14A of Universal Compression Holdings, Inc. dated December 27, 2000 and supplemented on January 26, 2001.


/s/ KPMG LLP

Dallas, Texas
February 8, 2001